     As filed with the Securities and Exchange Commission on March 2, 1999
                                                     Registration No. 333-______

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                       ACTION PERFORMANCE COMPANIES, INC.
             (Exact Name of Registrant as Specified in its Charter)

            ARIZONA                                             86-0704792
(STATE OR OTHER JURISDICTION OF                              (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)                           IDENTIFICATION NUMBER)


                             4707 EAST BASELINE ROAD
                             PHOENIX, ARIZONA 85040
                                 (602) 337-3700
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)


                    FRED W. WAGENHALS                                    COPIES TO:
            CHAIRMAN OF THE BOARD, PRESIDENT,                       ROBERT S. KANT, ESQ.
               AND CHIEF EXECUTIVE OFFICER                         JERE M. FRIEDMAN, ESQ.
                 4707 EAST BASELINE ROAD                        O'CONNOR, CAVANAGH, ANDERSON,
                 PHOENIX, ARIZONA 85040                        KILLINGSWORTH & BESHEARS, P.A.
                     (602) 337-3700                                ONE EAST CAMELBACK ROAD
(Name, address, including zip code, and telephone number,          PHOENIX, ARIZONA 85012
       including area code, of agent for service)                      (602) 263-2606


         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practical after the Registration Statement becomes effective.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
                                              PROPOSED MAXIMUM        AMOUNT OF
TITLE OF SHARES            AMOUNT TO BE          AGGREGATE          REGISTRATION
TO BE REGISTERED            REGISTERED        OFFERING PRICE(1)         FEE
--------------------------------------------------------------------------------
Common Stock(2)........   149,199 Shares         $5,166,015.30        $1,436.15
--------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c).

(2) Such shares are being registered for resale from time to time by certain Selling Shareholders.

Pursuant to Rule 429, this Registration Statement relates to (a) 10,000 outstanding shares of Common Stock that have been registered for resale from time to time as included in the Registrant's Registration Statement on Form S-3 (No. 333-03865) as filed with the Commission on May 16, 1996 and declared effective on May 29, 1996, for which a registration fee of $57.44 has been previously paid; (b) 341,295 outstanding shares of Common Stock that have been registered for resale from time to time as included in the Registrant's Registration Statement on Form S-3 (No. 333-22943) as filed with the Commission on March 7, 1997 and declared effective on March 12, 1997, for which a registration fee of $2,210.64 has been previously paid; and (c) 16,000 outstanding shares of Common Stock that have been registered for resale from time to time by certain Selling Shareholders included in the Registrant's Registration Statement on Form S-3 and amendments thereto (No. 333-45991) as filed with the Commission on February 10, 1998 and declared effective on September 20, 1998, for which a registration fee of $164.90 has been previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The Company may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                   SUBJECT TO COMPLETION, DATED MARCH 2, 1999

PROSPECTUS


                         516,494 SHARES OF COMMON STOCK


                       ACTION PERFORMANCE COMPANIES, INC.

         This Prospectus relates to 516,494 shares of common stock (the "Common Stock") of Action Performance Companies, Inc. (the "Company") that certain selling shareholders of the Company (the "Selling Shareholders") may sell from time to time. The Company expects that sales made pursuant to this Prospectus will be made

    -    in broker's transactions;

    -    in transactions directly with market makers; or

    -    in privately negotiated sales or otherwise.

         The Selling Shareholders will determine when they will sell their shares, and in all cases they will sell their shares at the current market price or at negotiated prices at the time of the sale. The Company will pay the expenses incurred to register the shares for resale, but the Selling Shareholders will pay any underwriting discounts, concessions, or brokerage commissions associated with the sale of their shares of Common Stock. The Selling Shareholders and the brokers and dealers that they utilize may be deemed to be "underwriters" within the meaning of the securities laws, and any commissions received and any profits realized by them on the sale of shares may be considered to be underwriting compensation. See "Plan of Distribution."

         The Company will not receive any of the proceeds of sales by the Selling Shareholders. Securities laws and Securities and Exchange Commission regulations may require the Selling Shareholders to deliver this Prospectus to purchasers when they resell their shares of Common Stock.

         The Company's Common Stock is traded on the Nasdaq National Market ("Nasdaq") under the symbol "ACTN." On March 1, 1999, the last sale price of the Common Stock as reported on Nasdaq was $35.25 per share.

                                 ---------------


         SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                 ---------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE
   ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.


                  THE DATE OF THIS PROSPECTUS IS      , 1999

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The public may read and copy any materials that the Company files with the Commission at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the prescribed fees. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains an Internet site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis, and Retrieval system. This web site can be accessed at http://www.sec.gov.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The Company hereby incorporates by reference in this Prospectus (i) the Company's Annual Report on Form 10-K for the year ended September 30, 1998, as filed by the Company with the Commission pursuant to the Exchange Act on December 29, 1998, and as amended by Forms 10-K/A as filed on January 7, 1999 and January 28, 1999; (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1998, as filed by the Company with the Commission on February 16, 1999; and (iii) the description of the Company's Common Stock contained in the Registration Statement on Form 8-A/A as filed with the Commission on June 14, 1995. All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein prior to the date hereof shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The information relating to the Company contained in this Prospectus summarizes, is based upon, or refers to, information and financial statements contained in one or more of the documents incorporated by reference herein; accordingly, such information contained herein is qualified in its entirety by reference to such documents and should be read in conjunction therewith.

         The Company will furnish without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above that have been incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests should be directed to Action Performance Companies, Inc., 4707 East Baseline Road, Phoenix, Arizona 85040, (telephone
(602) 337-3700), Attention: Secretary.

                 STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         The statements contained in or incorporated by reference into this Prospectus that are not purely historical are forward-looking statements within the meaning of applicable securities laws. Forward-looking statements include statements regarding the Company's "expectations," "anticipation," "intentions," "beliefs," or "strategies" regarding the future. Forward-looking statements also include statements regarding revenue, margins, expenses, and earnings analysis for future periods; future products or product development; the Company's product and distribution channel development strategies; potential acquisitions or strategic alliances; the success of particular product or marketing programs; revenue generated as a result of licensing arrangements; and liquidity and anticipated cash needs and availability. All forward-looking statements included in or incorporated by reference into this Prospectus are based on information available to the Company as of the date of this Prospectus, and the Company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially from the forward-looking statements. Among the factors that could cause actual results to differ materially are the factors discussed under the heading "Risk Factors."

                                     SUMMARY

         The following summary does not contain all of the information that may be important to purchasers of the Company's Common Stock. Prospective purchasers of Common Stock should carefully review the detailed information and financial statements, including the notes thereto, appearing elsewhere in or incorporated by reference into this Prospectus. As used in this Prospectus, the term "Company" refers to Action Performance Companies, Inc. and its subsidiaries and operating divisions. Unless otherwise indicated, all information in this Prospectus (i) reflects a two-for-one stock split effected as a stock dividend on May 28, 1996, and (ii) assumes no exercise or conversion of any currently outstanding or authorized options, warrants, or convertible notes.

                                   THE COMPANY

         The Company is a worldwide leader in the design and sale of licensed motorsports collectible and consumer products. The Company's products include die-cast scaled replicas of motorsports vehicles, apparel (including t-shirts, hats, and jackets), and souvenirs. The Company markets its products under license arrangements with popular race car drivers (including seven-time Winston Cup champion Dale Earnhardt, three-time Winston Cup champion Jeff Gordon, 1989 Winston Cup champion Rusty Wallace, and eight-time National Hot Rod Association ("NHRA") Funny Car champion John Force), car owners and teams, car sponsors, automobile manufacturers, and the National Association for Stock Car Auto Racing ("NASCAR"). Third parties manufacture all of the Company's motorsports collectibles and most of the Company's apparel and souvenirs, generally utilizing the Company's designs, tools, and dies.

         The Company markets its products

         - to approximately 11,500 specialty retailers throughout the world, either directly or through its wholesale distributor network;

         - to motorsports enthusiasts directly through its Racing Collectibles Club of America (the "Collectors' Club"), which had approximately 156,000 members as of December 31, 1998;

         - via electronic commerce sales through its recently activated "SpeedMall.com" web site; and

         - through mobile trackside souvenir stores, promotional programs for corporate sponsors, and fan clubs.

The Company also distributes certain of its products to mass-market retailers through its in-house sales force and wholesale distributors. In addition, the Company has a license agreement with Hasbro, Inc. ("Hasbro"), a multi-billion dollar toy and game manufacturer, covering the exclusive sale by Hasbro of a line of motorsports-related products in the mass-merchandise market.

         The Company's products and other programs capitalize on the rapidly growing popularity of motorsports. The Company focuses on developing long-term relationships with the most popular drivers, car owners, car sponsors, car manufacturers, and others in the various top racing categories. During fiscal 1997, fiscal 1998, and the first quarter of fiscal 1999, the Company entered into long-term licensing arrangements with a number of the most popular motorsports licensors, including

         - drivers Dale Earnhardt, Jeff Gordon, Rusty Wallace, and Dale Earnhardt, Jr.;

         - team owners Robert Yates Racing, Inc., Richard Childress Racing Enterprises, Inc., Redline Sports Marketing, Inc. (Joe Gibbs race team), and Dale Earnhardt, Inc.; and

         -        sanctioning bodies NASCAR and Championship Auto Racing Teams
                  ("CART").

The Company continually strives to strengthen its relationships with licensors and to develop opportunities to market innovative licensed collectible and consumer products that appeal to motorsports enthusiasts. The Company believes that its license agreements with popular NASCAR and other motorsports personalities, teams, and sponsors significantly enhance the collectible value and marketability of its products. The Company also believes that it will be able to leverage its relationships to attract additional drivers in order to generate increased revenue for the Company as well as increased earnings for the drivers.

         Historically, the Company designed and marketed die-cast collectibles featuring NASCAR drivers and vehicles. The Company has aggressively expanded its lines of die-cast collectibles to include replicas of motorsports vehicles from Formula One, NHRA drag racing, NASCAR's "Busch" and "Craftsman Truck" racing series, CART racing, United States Auto Club ("USAC") racing, and "World of Outlaws" sprint car racing. In fiscal 1997, the Company began an aggressive program to expand its product offerings and distribution channels through a series of strategic acquisitions and licensing arrangements. The following table sets forth certain information with respect to those acquisitions, which represent an aggregate consideration paid, including assumed liabilities but excluding contingent payments, of approximately $152.5 million.

                               RECENT ACQUISITIONS

             ACQUISITIONS(1)                       DATE                            BUSINESS
-------------------------------------------   ----------------   ---------------------------------------------------
Sports Image, Inc.                            November 1996      Markets and distributes licensed motorsports
                                                                 apparel and souvenirs; trackside sales

Motorsport Traditions Limited Partnership     January 1997       Markets and distributes licensed motorsports
   and Creative Marketing and Promotions,                        apparel and souvenirs; trackside sales
   Inc.

Robert Yates Promotions, Inc.                 July 1997          Markets and distributes licensed motorsports
                                                                 apparel and souvenirs; trackside sales

Image Works, Inc.                             July 1997          Manufactures and markets licensed motorsports
                                                                 apparel through the mass-merchandise markets

Motorsports collectibles product lines of     August 1997        Manufactures and markets licensed "mini-helmets"
   Simpson Products, Inc.                                        and other motorsports collectibles and souvenirs

Assets related to sales of merchandise        December 1997      Markets and distributes licensed motorsports
   licensed by NASCAR driver Rusty Wallace                       apparel and souvenirs; trackside sales

Assets related to motorsports                 December 1997      Manufactures and markets "Revell" licensed die-cast
   die-cast collectible product lines of                         collectibles; strategic alliance with Revell
   Revell-Monogram, Inc.                                         involving extensive product licensing and
                                                                 distribution arrangements

Brookfield Collectors Guild, Inc.             January 1998       Markets and distributes licensed motorsports
                                                                 collectibles and ensembles

Chase Racewear, L.L.C.                        May 1998           Licensed motorsports apparel and accessories


Paul's Model Art/MiniChamps                   August 1998        Markets and distributes die-cast replicas of
                                                                 Formula One and GT race cars as well as factory
                                                                 production cars, driver figurines, and other
                                                                 motorsports collectibles

Performance Plus Nutritional, L.L.C.          September 1998     Develops and markets driver-endorsed nutritional
                                                                 products, including vitamins, energy bars, and
                                                                 energy drinks

Intellectual Properties Group, Inc.           October 1998       Creates and develops promotional programs for
                                                                 corporate sponsors of motorsports

Tech 2000 Worldwide, Inc.                     November 1998      Operates the "goracing.com" Internet web site;
                                                                 designs, develops, implements, and maintains
                                                                 motorsports-related and other Internet web sites,
                                                                 including electronic commerce capabilities

Goodsports Holdings Pty. Ltd.                 January 1999       Markets and distributes licensed Formula One
                                                                 apparel and related products; holds exclusive
                                                                 merchandising rights to the Australian Grand Prix

----------
(1) The acquisitions listed consist of the purchase of assets of Sports Image, Inc. ("Sports Image"); the purchase of assets of Motorsport Traditions Limited Partnership and the stock of Creative Marketing and Promotions, Inc. (together, "Motorsport Traditions"); the purchase of stock of Robert Yates Promotions, Inc. ("RYP"); the purchase of assets of Image Works, Inc. ("Image Works"); the purchase of motorsports collectibles-related assets of Simpson Products, Inc. ("Simpson"); the purchase of assets related to sales of merchandise licensed by Rusty Wallace ("Wallace") (the "Rusty Wallace Acquisition"); the purchase of assets from Revell-Monogram, Inc. ("Revell") (the "Revell Acquisition"); the purchase of assets from Brookfield Collectors Guild, Inc. ("Brookfield"); the acquisition of 80% of the membership interests of Chase Racewear, L.L.C. ("Chase"); the acquisition of an 80% interest in Paul's Model Art, GmbH, MiniChamps, GmbH, Lang Miniaturen, GmbH, and Spielwaren Danhausen, GmbH (collectively "MiniChamps"); the acquisition of 58% of the membership interests of Performance Plus Nutritional, L.L.C. ("Performance Plus"); the purchase of stock of Intellectual Properties Group, Inc. ("IPG"); the purchase of stock of Tech 2000 Worldwide, Inc. ("Tech 2000"); and the purchase of stock of Goodsports Holding Pty. Ltd. ("Goodsports").

         During fiscal 1998, the Company continued to expand its development of promotional programs for corporate sponsors of motorsports, which feature the Company's products and which are intended to increase the brand awareness of the products and services of the corporate sponsors. The Company also has begun to represent a number of popular race car drivers in a broad range of licensing and other revenue-producing opportunities, including product licenses, corporate sponsorships, endorsement contracts, and speaking engagements.

         The Company pursues a strategy designed to enhance its leadership position in the motorsports collectible and consumer products industry. Key aspects of this strategy include

         - continuing to enhance its existing products and introduce new products and services that appeal to racing enthusiasts;

         -        expanding and strengthening its licensing arrangements;

         -        pursuing strategic acquisitions and alliances;

         -        expanding existing and identifying new distribution channels;
                  and

         -        developing promotional programs for corporate sponsors.

         The Company was incorporated in Arizona in 1992. The Company's principal executive offices are located at 4707 East Baseline Road, Phoenix, Arizona 85040, and its telephone number is (602) 337-3700. As used herein, the term "Company" refers to Action Performance Companies, Inc. and its subsidiaries and operating divisions.

                                  THE OFFERING

Securities offered by the Selling Shareholders..  516,494 shares of Common Stock
Common Stock currently outstanding..............  16,862,496 shares (1)
Use of proceeds.................................  The Company will not receive any of the proceeds of sales
                                                  of Common Stock by the Selling
                                                  Shareholders
Risk factors....................................  Prospective purchasers should carefully consider the factors
                                                  discussed under "Risk
                                                  Factors."
Nasdaq National Market symbol...................  ACTN

----------
(1) Excludes (i) 1,154,374 shares of Common Stock reserved for issuance upon exercise of stock options outstanding as of March 1, 1999;
         (ii) 263,860 shares reserved for issuance upon the exercise of stock options that may be granted in the future under the Company's stock option plans (excluding one plan currently subject to shareholder approval); (iii) 25,000 shares reserved for issuance upon exercise of outstanding warrants; and (iv) 2,074,688 shares reserved for issuance upon conversion of the Company's 4-3/4% Convertible Subordinated Notes due 2005.

                       SUMMARY CONSOLIDATED FINANCIAL DATA

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                    QUARTER ENDED
                                                   FISCAL YEAR ENDED SEPTEMBER 30,                   DECEMBER 31,
                                       1994        1995        1996       1997(1)     1998(2)      1997        1998
                                     --------    --------    --------    --------    --------    --------    --------
OPERATING DATA:
Net sales .......................    $ 16,869    $ 26,131    $ 44,216    $130,380    $251,877    $ 42,918    $ 71,566
Gross profit ....................       6,381      10,249      18,920      49,385      94,798      15,056      25,735
Income from operations(3) .......         573       4,130       9,654      18,135      44,112       6,375       9,678
Net income(3) ...................         633       2,770       5,953      10,146      24,587       3,656       4,923
Net income per common share,
   Assuming dilution(3)(4) ......    $   0.08    $   0.26    $   0.46    $   0.69    $   1.48    $   0.22    $   0.29
Weighted average number of common
   shares, assuming dilution(4) .       9,566      10,899      13,028      14,624      16,647      16,568      16,878

                                                                    AS OF
                                                               DECEMBER 31, 1998
                                                               -----------------
BALANCE SHEET DATA:
Cash and cash equivalents....................................    $   66,285
Working capital..............................................        88,180
Total assets.................................................       308,989
Total long-term debt.........................................       111,316
Shareholders' equity.........................................       141,889

----------
(1) Fiscal 1997 results include the results of operations of Sports Image, Motorsport Traditions, RYP, Image Works, and Simpson, beginning as of their respective dates of acquisition.

(2) Fiscal 1998 results include the operating results obtained from the Rusty Wallace Acquisition, the Revell Acquisition, and the acquisitions of Brookfield, Chase, MiniChamps, and Performance Plus, beginning as of their respective dates of acquisition.

(3) Amounts for fiscal 1997 include a one-time charge of approximately $5,400 for costs and legal and other expenses related to the settlement of a lawsuit. Excluding the one-time charge, fiscal 1997 income from operations, net income, and net income per common share, assuming dilution, would have been approximately $23,535, $13,386, and $0.92, respectively. Amounts for fiscal 1998 include a one-time charge of approximately $950 for costs and legal and other expenses related to the settlement of a lawsuit. Excluding the one-time charge, fiscal 1998 income from operations, net income, and net income per common share, assuming dilution, would have been approximately $45,062, $25,157, and $1.51, respectively.

(4) Restated to reflect the adoption of Statement of Financial Accounting Standards No. 128, "Earnings per Share."

                                  RISK FACTORS

         The following factors, in addition to those discussed elsewhere in this Prospectus, should be carefully considered in evaluating the Company and its business before purchasing any shares of Common Stock offered hereby.

A VARIETY OF FACTORS COULD ADVERSELY AFFECT OPERATING RESULTS

         A wide variety of factors could adversely impact the Company's operating results. These factors include the following:

         - the Company's ability to identify trends in the motorsports collectibles and consumer markets and to create and introduce on a timely basis products and services that take advantage of those trends and that compete effectively on the basis of price and consumer tastes and preferences;

         - the Company's ability to identify popular motorsports personalities, teams, and other licensors and to enter into and maintain mutually satisfactory licensing arrangements with them;

         - the racing success of the key motorsports personalities, teams, and other licensors with whom the Company has license arrangements;

         - the Company's ability to design and arrange for the timely production and delivery of its products;

         -        the market acceptance of the Company's products or services;

         -        the level and timing of orders placed by customers;

         -        seasonality;

         - the popularity and life cycles of and customer satisfaction with products designed and marketed by the Company; and

         -        competition and competitive pressures on prices.

Many of the factors described above are beyond the control of the Company.

THE COMPANY DEPENDS ON LICENSE ARRANGEMENTS

         The Company markets its products under licensing arrangements with race car drivers, race car owners, race car sponsors, automobile and truck manufacturers, NASCAR, CART, and other entities. The licensing arrangements vary in scope and duration, but generally authorize the Company to sell specified licensed products for short periods of time. Most license agreements require the Company to pay minimum royalties or other fixed amounts regardless of the level of sales of products licensed under that agreement or the profitability of those sales. The success of licensing arrangements depends on many factors, including the reasonableness of license fees in relationship to revenue generated by sales of licensed products, the continued popularity of licensors, and the absence of their sickness, incapacity, or death. In addition, the Company's ability to enforce its rights under licensing agreements with non-U.S. licensors may be limited by the interpretation and enforcement of those agreements under the laws of countries other than the United States. The termination, cancellation, or inability to renew or enforce material licensing arrangements, or the inability to develop and enter into or enforce new licensing arrangements, would have a material adverse effect on the Company.

THE COMPANY DEPENDS ON THIRD PARTIES FOR MANUFACTURING

         The Company depends upon third parties to manufacture all of its motorsports collectibles and most of its consumer products. In particular, the Company relies on one manufacturer, which operates a single facility in China, to produce most of its die-cast products. Although the Company owns most of the tools, dies, and molds utilized in the manufacturing processes of its collectible products and owns the tooling and dies used to manufacture certain of its consumer products, the Company has limited control over the manufacturing processes themselves. As a result, any difficulties encountered by the third-party manufacturers that result in product defects, production delays, cost overruns, or the inability to fulfill orders on a timely basis could have a material adverse effect on the Company.

         The Company does not have long-term contracts with its third-party manufacturers. Because it owns most of the tools and dies used in the manufacturing process, the Company believes it would be able to secure other third-party manufacturers to produce its products. The Company's operations would be adversely affected, however, by the loss of its relationship with certain of its current suppliers (including particularly its primary manufacturer of die-cast products), by the disruption or termination of the operations of its current suppliers, or by the disruption or termination of sea or air transportation with its China-based die-cast manufacturers, even for a relatively short period of time. For example, MiniChamps has experienced significant delays in completing production of certain 1998 product lines as a result of the transition of those products to new manufacturers. Those delays resulted from the time required to move and install the tools, dies, and molds at the new manufacturers' facilities as well as the additional time required to train the new manufacturers' personnel and to achieve satisfactory quality control levels.

         Significant damage to the facilities of the Company's third-party manufacturers (particularly the facilities used by its die-cast product manufacturers in China) could result in the loss of or damage to a material portion of the Company's key tools, dies, and molds in addition to production delays while new facilities are being arranged and replacement tools, dies, and molds are being produced. The Company does not maintain an inventory of sufficient size to provide protection for any significant period against an interruption of supply, particularly if it were required to obtain alternative sources of supply.

         The Company does not itself purchase the raw materials used to manufacture most of its products. The Company, however, may be subject to variations in the prices it pays its third-party manufacturers for products, depending on their raw materials costs. Although to date the Company has been able to increase the prices at which it sells its products in order to cover the increased prices that it pays for such products, the Company may not be able to continue to pass along such price increases to its customers in the future.

THE COMPANY FACES RISKS ASSOCIATED WITH ACQUISITIONS AND INTEGRATION OF BUSINESS OPERATIONS

         The Company completed a number of acquisitions during fiscal 1997, fiscal 1998, and the first two quarters of fiscal 1999. Except for the recent acquisition of Tech 2000, the Company has consolidated substantially all of the operations of the U.S.-based acquired entities into the Company's operations in Phoenix, Arizona and the Charlotte, North Carolina, vicinity. The Company continues to coordinate and integrate certain of the product development, sales and marketing, administrative, licensing, and other operations of MiniChamps and Goodsports with its U.S. operations. The Company cannot provide assurance that it will be able to

         - complete effectively the integration of the operations of the acquired companies with its operations;

         - manage effectively the combined operations of the acquired businesses;

         - achieve its operating and growth strategies with respect to these businesses;

         - obtain increased revenue opportunities as a result of the anticipated synergies created by expanded product offerings and additional distribution channels;

         - reduce the overall selling, general, and administrative expenses associated with the acquired operations; or

         - obtain, renew, or extend licensing agreements necessary to successfully continue and expand the acquired operations.

The integration of the management, operations, and facilities of the acquired companies and any other businesses the Company may acquire in the future could involve unforeseen difficulties, which could have a material adverse effect on the Company's business, financial condition, and operating results.

         The Company conducts due diligence reviews of each acquired business and receives representations and warranties regarding each acquired business. Unforeseen liabilities and difficulties, however, can arise in connection with the operation of acquired businesses. For example, during 1997 the Company was named as a defendant in a lawsuit based upon actions alleged to have been taken by several acquired businesses prior to the Company's acquisitions of those entities. The Company currently is unable to quantify the amount of liability, if any, that it may incur as a result of the lawsuit. Contractual or other remedies available to the Company may not be sufficient to compensate it in the event unforeseen liabilities or other difficulties associated with acquired businesses arise. In addition, the Company's ability to enforce its rights or remedies in connection with acquisitions of businesses outside the United States may be limited by the interpretation and enforcement of those agreements under the laws of countries other than the United States.

         The Company strives to take advantage of the opportunities created by the combination of acquired operations to achieve significant revenue opportunities and substantial cost savings, including increased product offerings and decreased operating expenses as a result of the elimination of duplicative facilities and personnel associated with sales, marketing, administrative, warehouse, and distribution functions. Significant uncertainties, however, accompany any business combination. The Company may not be able to achieve revenue increases; integrate its facilities, functions, and personnel in order to achieve operating efficiencies; or otherwise realize cost savings as a result of acquisitions. The inability to achieve revenue increases or cost savings could have a material adverse effect on the Company's business, financial condition, and operating results.

         As part of its acquisition strategy, the Company frequently engages in discussions with various motorsports-related and other businesses regarding their potential acquisition by the Company. In connection with these discussions, the Company and each potential acquisition candidate exchange confidential operational and financial information, conduct due diligence inquiries, and consider the structure, terms, and conditions of the potential acquisition. In certain cases, the prospective acquisition candidate agrees not to discuss a potential acquisition with any other party for a specific period of time and agrees to take other actions designed to enhance the possibility of the acquisition. Potential acquisition discussions frequently take place over a long period of time and often involve difficult business integration and other issues, including in some cases retention of management personnel and related matters. As a result of these and other factors, a number of potential acquisitions that from time to time appear likely to occur may not result in binding legal agreements and may not be consummated.

THE COMPANY MUST EFFECTIVELY MANAGE ITS GROWTH

         Since 1993, the Company's business operations have undergone significant changes and growth, including the expansion of its collectible product lines, the acquisition of its motorsports consumer products lines, the acquisition or development of expanded distribution channels, and significant investments in tooling and licensing arrangements. The failure of the Company to manage its growth on an effective basis could have a material adverse effect on the Company's business, financial condition, and operating results. In order to manage effectively any significant future growth, the Company must

         - integrate successfully the operations of any acquired businesses with the Company's operations and further enhance its operational, financial, and management systems;

         -        expand its facilities and equipment;

         - design, develop, produce, and receive products from third-party manufacturers on a timely basis;

         - develop and maintain its various distribution channels in order to maximize product sales volumes and profit margins;

         -        effectively manage inventory levels; and

         - successfully hire, train, retain, and motivate additional employees.

         The Company may be required to increase staffing and other expenses as well as make expenditures on capital equipment and manufacturing sources in order to meet the anticipated demand of its customers. Sales of the Company's collectible and consumer products are subject to changing consumer tastes, and customers for the Company's promotional items generally do not commit to firm orders for more than a short time in advance. The Company's profitability would be adversely affected if it increases its expenditures in anticipation of future orders that do not materialize. Certain customers may increase orders for the Company's products on short notice, which would place an excessive short-term burden on the Company's resources.

THE COMPANY MUST RESPOND TO RAPID MARKET CHANGES

         The markets for the Company's products are subject to rapidly changing customer tastes, a high level of competition, seasonality, and a constant need to create and market new products. Demand for motorsports collectible and consumer products depends upon a wide variety of factors, including the following:

         -        the popularity of certain drivers, teams, and other licensors;

         -        the popularity of current product concepts or themes;

         -        cultural and demographic trends;

         -        marketing and advertising expenditures; and

         -        general economic conditions.

Because these factors can change rapidly, customer demand also can shift quickly. New motorsports collectible and consumer products frequently can be successfully marketed for only a limited time.

         The Company's ability to increase its sales and marketing efforts to stimulate customer demand and its ability to monitor third-party manufacturing arrangements in order to maintain satisfactory delivery schedules and product quality are important factors in its long-term prospects. Because of the amount of time and financial resources that may be required to bring new products to market, the Company may not always be able to accurately forecast required inventory levels or to respond to changes in customer tastes and demands. The Company could experience a material adverse effect on its business, financial condition, and operating results if it is unable to respond quickly to market changes or a slowdown in demand for its products as a result of ineffective marketing efforts, manufacturing difficulties, changing cultural and demographic trends, changing consumer tastes and spending patterns, economic conditions, or other broad-based factors.

THE COMPANY DEPENDS ON NEW PRODUCTS AND SERVICES

         The Company's operating results depend to a significant extent on its ability to continue to develop and introduce on a timely basis new products and services that compete effectively in terms of price and that address customer tastes, preferences, and requirements. The success of new product and service introductions depends on various factors, including the following:

         -        proper new product selection;

         -        successful sales and marketing efforts;

         -        timely production and delivery of new products; and

         -        consumer acceptance of new products.

New products or services may not receive or maintain substantial market acceptance. The failure of the Company to design, develop, and introduce popular products and services on a timely basis would adversely affect its future operating results.

THE COMPANY ENCOUNTERS INTENSE COMPETITION

         The motorsports collectible and consumer products markets are extremely competitive. The Company competes with major domestic and international companies. Some of these competitors have greater market recognition and substantially greater financial, technical, marketing, distribution, and other resources than the Company.

         The Company's motorsports die-cast collectibles compete with die-cast and other motorsports collectibles and, to a certain extent, die-cast replicas of motorsports vehicles that are sold through mass retail channels. The Company's motorsports apparel and souvenirs compete with similar products sold or licensed by drivers, owners, sponsors, and other licensors with which the Company currently does not have exclusive licenses as well as with sports and other apparel licensors and manufacturers in general. Emerging companies also may increase their participation in these motorsports markets. The Company's promotional programs must compete for advertising dollars against other specialty advertising programs and media, such as television, radio, newspapers, magazines, and billboards. The Company competes primarily on

         - the current popularity of the race car drivers, teams, and others with whom it has licenses;

         - its ability to obtain favorable licensing arrangements with other popular licensors;

         -        the appeal of its products and services; and

         - the cost, design, and delivery schedules of its products and services.

The Company cannot provide assurance that it will continue to be able to compete successfully in the future.

REGULATION OF CORPORATE SPONSORSHIP MAY ADVERSELY AFFECT THE MOTORSPORTS
INDUSTRY

         Tobacco and alcohol companies provide a significant amount of advertising and promotional support of racing events, drivers, and car owners. In 1996, the U.S. Food and Drug Administration (the "FDA") published final regulations that would substantially restrict tobacco industry sponsorship of sporting events, including motorsports. In April 1997, a federal district judge ruled that the FDA did not have the authority to regulate tobacco marketing. That ruling, if upheld on appeal, would have the effect of overturning the FDA regulations. The FDA regulations, if ultimately approved, and any other legislation, regulations, or other initiatives that limit or prohibit advertisements of tobacco and alcohol products at sporting events, including racing events, could ultimately affect the popularity of motorsports, which could have a material adverse effect on the Company's business and operating results.

         In November 1998, certain major manufacturers of cigarettes and smokeless tobacco products (the "Participating Manufacturers") and the attorneys general of 46 states (the "Settling States") agreed to settle certain lawsuits filed by more than 40 of the Settling States and potential claims that could be brought by the remaining Settling States (the "Settlement"). The terms of the Settlement, among other things, limit sponsorship of racing events by the Participating Manufacturers and, subject to certain limited exceptions, eliminate outdoor advertising of tobacco products and any marketing or distribution of tobacco brand name merchandise. The Settlement, however, permits the Participating Manufacturers to engage in one "Brand Name Sponsorship" of racing events in any 12-month period. For purposes of the Settlement, sponsorship of a single national or multi-state series or tour (e.g., the Winston Cup championship) or sponsorship of one or more events within a single national or multi-state series or tour constitutes one Brand Name Sponsorship. In addition, promoting a driver or team in any event or series that is not sponsored by the Participating Manufacturer constitutes one Brand Name Sponsorship. In connection with any Brand Name Sponsorship, the Participating Manufacturers may

         - promote an event on apparel or merchandise sold at the site of an event;

         - promote the brand name on a vehicle used by a driver or team in an event; and

         - use outdoor signs at the site of an event to promote the event, provided that such promotion begins no more than 90 days prior to the start of the initial event of the series and ends within 10 days after the last sponsored event of the series.

The Participating Manufacturers may not refer to any Brand Name Sponsorship event, driver, or team in its other advertisements of tobacco products.

         The terms of the Settlement will limit or prohibit the Company's ability to sell licensed motorsports collectible and consumer products that include a tobacco brand name following the expiration of existing license agreements for those products. The Company currently does not anticipate that the restrictions on sales of products that bear a tobacco brand name will have a material adverse effect on its operating results. The limitations on tobacco company sponsorship imposed by the Settlement and any further limitations imposed on tobacco or alcohol sponsorship of racing events, however, could ultimately affect the popularity of motorsports, which could have a material adverse effect on the Company's business and operating results. Domestic and international tobacco advertisers heavily subsidize certain NASCAR, NHRA, CART, and Formula One racing series and teams, and those series and teams may be challenged to find similar sponsorships. The Company believes, however, that other major consumer products companies would quickly replace tobacco and alcohol companies as sponsors of motorsports in the event that advertisement of those products declines.

THE COMPANY EXPERIENCES SEASONAL FLUCTUATIONS IN SALES

         Because the auto racing season is concentrated between the months of February and November, the second and third calendar quarters of each calendar year (the Company's third and fourth fiscal quarters) generally are characterized by higher sales of motorsports products. Seasonal fluctuations in quarterly sales may require the Company to take temporary measures, including changes in its personnel levels, borrowing amounts, and production and marketing activities, and could result in unfavorable quarterly earnings comparisons. The Company believes, however, that holiday sales of its products are increasing, which has the effect of reducing seasonal fluctuations in its sales.

THE COMPANY FACES RISKS ASSOCIATED WITH ITS INTERNATIONAL OPERATIONS AND INTERNATIONAL TRADE, EXCHANGE, AND FINANCING

         The Company obtains its die-cast collectibles and other replicas under manufacturing arrangements with third-party manufacturers in China. The Company believes that the overseas production of its die-cast products enables the Company to obtain these items on a cost basis that allows the Company to market them profitably. In addition, as a result of the acquisition of MiniChamps and Goodsports, the Company now maintains operations in Germany, England, and Australia and markets motorsports collectible products throughout the world. The Company's reliance on its third-party manufacturers to provide personnel and facilities in China, and the Company's maintenance of personnel, equipment, and inventories abroad, expose it to certain economic and political risks.
These risks include the following:

         -        management of a multi-national organization;

         - compliance with local laws and regulatory requirements, as well as changes in such laws and requirements;

         -        restrictions on the repatriation of funds;

         -        employment and severance issues;

         -        overlap of tax issues;

         - the business and financial condition of the third-party manufacturers;

         -        political and economic conditions abroad; and

         -        the possibility of

                  -- expropriation or nationalization of assets,

                  -- supply disruptions,

                  -- currency controls,

                  -- exchange rate fluctuations, or

                  -- changes in tax laws, tariffs, and freight rates.

         Protectionist trade legislation in either the United States or foreign countries, such as a change in the current tariff structures, export compliance laws, or other trade policies, could adversely affect the Company's ability to purchase its products from foreign suppliers or the price at which the Company can obtain those products.

         All of the Company's purchases from its foreign manufacturers are denominated in U.S. dollars or in Hong Kong dollars, which are pegged to the U.S. dollar. As a result, the foreign manufacturers bear any risks associated with exchange rate fluctuations subsequent to the date the Company places its orders with those manufacturers. Although the financial crisis that began in Asia in October 1997 has not resulted in any short-term changes in the prices that the Company pays for its die-cast products as of the date of this Prospectus, an extended period of financial pressure on overseas markets or a devaluation of the Chinese currency that results in a financial setback to the Company's overseas manufacturers could have an adverse impact on the Company's operations. Purchases of die-cast products from the China-based manufacturers generally require the Company to provide an international letter of credit in an amount equal to the purchase order. Although the Company currently has in place financing arrangements in an amount that it considers adequate for anticipated purchase levels, the inability to fund any letter of credit required by a supplier would have an adverse impact on the Company's operations.

         Substantially all of the Company's sales are denominated in either U.S. dollars or Deutschmarks. As a result, international customers for the Company's products bear any risks associated with exchange rate fluctuations subsequent to the date the order is placed. The Company, however, may experience losses as a result of exchange rate fluctuations between the dollar and the Deutschmark. In the future, the Company may seek to limit such exposure by entering into forward foreign exchange contracts or engaging in similar hedging strategies. Any currency exchange strategy may be unsuccessful in avoiding exchange-related losses, and the failure to manage currency risks effectively may have a material adverse effect on the Company's business, financial condition, and operating results. In addition, revenue of the Company earned in foreign countries may be subject to taxation by more than one jurisdiction, which would adversely affect the Company's earnings.

         A new currency called the "Euro" was introduced in certain Economic and Monetary Union ("EMU") countries in January 1999. All EMU countries are expected to be operating with the Euro as their single currency by 2002. Although a significant amount of uncertainty exists as to the effect the Euro currency will have on the marketplace generally, the Company currently does not believe that introduction of the Euro will create a material adverse effect on the Company's business or operating results. The Company intends to monitor the impact, if any, that introduction of the Euro currency will have on its internal systems and the sale of its products and to take appropriate actions to address those issues if required. The Company cannot predict the impact, if any, that introduction of the Euro will have on its business, financial condition, or results of operations.

         Under the terms of its license agreement with Hasbro, Hasbro's royalty payments to the Company for sales by Hasbro in foreign countries are based on the exchange rates in effect on the last day of the calendar quarter for which such royalties are owed. As a result, the Company bears any risks that may be associated with exchange rate fluctuations between the date on which Hasbro records overseas sales of products subject to the license agreement and the last day of the calendar quarter in which the sales are made. The Company currently does not believe that royalties from overseas sales of products by Hasbro will represent a material percentage of the Company's total revenue. As a result, the Company currently does not anticipate that it will engage in hedging transactions intended to offset potential adverse consequences of exchange rate fluctuations with respect to royalty payments due from Hasbro for sales in foreign countries.

THE COMPANY MAY REQUIRE ADDITIONAL CAPITAL TO SUPPORT GROWTH

         The Company's business operations have grown considerably in recent years as a result of various factors, including the following:

         - an increase in the number of licensing arrangements with race car drivers, car owners, sponsors, automobile manufacturers, and others;

         - expansion of the Company's product offerings, including additional lines of die-cast replicas that have required substantial investments in new tooling; and

         -        significant acquisitions of complementary businesses.

The Company has financed this growth through cash generated by operations, debt and equity financings, and the issuance of Common Stock in acquisitions. Continued rapid growth, whether externally through additional acquisitions or internally through new licensing arrangements or new product offerings, could require substantial additional capital in excess of cash resources, cash generated by operations, and funds available to the Company through its existing credit facility. The Company cannot predict the timing and amount of any such capital requirements at this time. Although the Company has been able to obtain adequate financing on acceptable terms in the past when necessary, such financing may not continue to be available on acceptable terms. If such financing is not available on satisfactory terms, the Company may not be able to expand its business at the rate desired, which may adversely affect the Company's operating results. Debt financing increases expenses and must be repaid regardless of operating results. Equity financing could result in additional dilution to existing shareholders.

THE COMPANY DEPENDS ON MANAGEMENT AND OTHER KEY PERSONNEL

         The Company's development and operations to date have been, and its proposed operations will be, substantially dependent upon the efforts and abilities of its senior management, including Fred W. Wagenhals, the Company's Chairman of the Board, President, and Chief Executive Officer. The loss of services of one or more of its key employees, particularly Mr. Wagenhals, could have a material adverse effect on the Company. The Company maintains key person insurance on the life of Mr. Wagenhals in the amount of $3.0 million. The Company does not maintain such insurance on any of its other officers.

THE COMPANY HAS SIGNIFICANT INDEBTEDNESS

         As of December 31, 1998, the Company had outstanding approximately $136.1 million of indebtedness. This indebtedness included (i) $100.0 million principal amount of 4-3/4% Convertible Subordinated Notes due 2005 (the "Notes"); (ii) $20.0 million principal amount of senior notes, which the Company repaid on January 4, 1999; and (iii) approximately $16.1 million of other secured and unsecured indebtedness. The Company in the future may face risks related to servicing its debt obligations as interest or principal payments are due. If the Company is unable to service its debt, it will be required to restructure or refinance its debt or pursue alternative sources of financing, which may include selling additional equity securities. The Company may not be able to successfully implement alternative strategies on satisfactory terms in the event that it becomes necessary to do so.

VOLATILITY OF MARKET PRICE OF COMMON STOCK

         The market price of the Company's Common Stock has increased dramatically during the last three years. The period was marked by generally rising stock prices, extremely favorable industry conditions, and substantially improved operating results by the Company. These favorable conditions may not continue. The trading price of the Company's Common Stock in the future could be subject to wide fluctuations in response to a number of factors, including the following:

         -        quarterly variations in operating results of the Company;

         - actual or anticipated announcements of new products by the Company or its competitors;

         - changes in analysts' estimates of the Company's financial performance;

         - general conditions in the markets in which the Company competes;

         -        worldwide economic and financial conditions; and

         -        other events or factors.

The stock market also has experienced extreme price and volume fluctuations that have affected the market prices for many rapidly expanding companies and that often have been unrelated to the operating performance of such companies. These broad market fluctuations and other factors may adversely affect the market price of the Company's Common Stock.

CERTAIN RISKS ASSOCIATED WITH THE NOTES

         The Notes are general unsecured obligations, subordinated in right of payment to all existing and future senior indebtedness of the Company. Upon the occurrence of certain adverse events, however, each holder of Notes may require the Company to repurchase all or a portion of such holder's Notes. If such an event were to occur, the Company may not have sufficient financial resources or may not be able to arrange financing to pay the repurchase price for all Notes tendered by holders thereof. The Company's ability to repurchase the Notes in such event may be limited by law, the Indenture, and the terms of other agreements relating to borrowings that constitute senior indebtedness, as such indebtedness or agreements may be entered into, replaced, supplemented, or amended from time to time. The Company may be required to refinance senior indebtedness in order to make any such repurchase payments. If the Company is prohibited from repurchasing the Notes, such failure would constitute an event of default under the Indenture governing the Notes, which may constitute a further default under certain of the Company's existing agreements relating to borrowings and the terms of other indebtedness that the Company may enter into from time to time. In such circumstances, the subordination provisions in the Indenture would prohibit payments to the holders of the Notes. Furthermore, the Company may not have the financial ability to repurchase the Notes in the event that maturity of senior indebtedness is accelerated as a result of a default under the applicable loan or similar agreement. The repurchase of Notes under the circumstances described above, or the inability of the Company to repurchase Notes as required, could have a material adverse affect on the Company's financial condition and operating results.

LITIGATION

         During 1997, the Company was named as a defendant in a class action lawsuit alleging that the defendants engaged in certain price fixing and other anti-competitive activities in violation of federal antitrust laws. The Company is actively defending this lawsuit. A decision adverse to the Company in this lawsuit could have a material adverse effect on the Company's business, financial condition, and operation results. The Company's financial statements currently reflect no provision for this lawsuit.

YEAR 2000 COMPLIANCE

         Many currently installed computer systems and software products are coded to accept only two-digit entries to represent years in the date code field. Computer systems and products that do not accept four-digit year entries will need to be upgraded or replaced to accept four-digit entries to distinguish years beginning with 2000 from prior years.

         During 1997, the Company commenced a program to install new computer software programs that are intended to integrate the Company's management information systems throughout its organizational structure, as well as to comply with "Year 2000" requirements. The Company has experienced delays in completing this program and currently anticipates that these software systems will be operational in the second or third quarter of calendar 1999. The Company believes that its new software systems will comply with the Year 2000 requirements, and the Company currently does not anticipate that it will experience any material disruption to its operations as a result of the failure of any of its systems to function properly beyond December 31, 1999. The Company cannot provide assurance, however, that it will successfully complete installation and testing of the new systems prior to January 1, 2000. In addition, computer systems operated by third parties, including customers, vendors, credit card transaction processors, and financial institutions, with which the Company's systems interface may not continue to properly interface with the Company's systems and may not otherwise be compliant on a timely basis with Year 2000 requirements. Any failure of the Company's computer system or the systems of third parties to timely achieve Year 2000 compliance could have a material adverse effect on the Company's business, financial condition, and operating results.

RIGHTS TO ACQUIRE SHARES; POTENTIAL ISSUANCE OF ADDITIONAL SHARES

         As of March 1, 1999, options to acquire a total of approximately 1,154,374 shares were outstanding under the Company's stock option plans and warrants to acquire 25,000 shares of Common Stock were outstanding. An additional 2,074,688 shares of Common Stock are issuable upon conversion of the Notes.

Holders of such options, warrants, and Notes will have the opportunity to profit from an increase in the market price of Common Stock, with resulting dilution in the interests of holders of Common Stock. The existence of such stock options, warrants, and Notes could adversely affect the terms on which the Company can obtain additional financing, and the holders of those securities can be expected to exercise or convert them at a time when the Company, in all likelihood, would be able to obtain additional capital by offering shares of its Common Stock on terms more favorable to the Company than those provided by the exercise or conversion of such securities.

SHARES ELIGIBLE FOR FUTURE SALE; POTENTIAL DEPRESSIVE EFFECT ON STOCK PRICE

         Sales of substantial amounts of Common Stock by shareholders of the Company, or even the potential for such sales, may have a depressive effect on the market price of the Common Stock. Of the 16,862,496 shares of Common Stock outstanding as of March 1, 1999, 14,373,041 shares currently are eligible for resale in the public market without restriction or further registration unless held by an "affiliate" of the Company, as that term is defined under applicable securities laws. The 2,489,455 remaining shares of Common Stock outstanding are "restricted securities," as that term is defined in Rule 144 under the securities laws, and may be sold only in compliance with Rule 144, pursuant to registration under the securities laws, or pursuant to an exemption therefrom. An aggregate of 516,494 shares of such "restricted securities" covered by this Prospectus are being registered for resale pursuant to the registration statement of which this Prospectus forms a part or have been registered for resale under another registration statement to which this Prospectus relates. Affiliates also are subject to certain of the resale limitations of Rule 144 as promulgated under the securities laws. Generally, under Rule 144, each person who beneficially owns restricted securities with respect to which at least one year has elapsed since the later of the date the shares were acquired from the Company or an affiliate of the Company may, every three months, sell in ordinary brokerage transactions or to market makers an amount of shares equal to the greater of 1% of the Company's then-outstanding Common Stock or the average weekly trading volume for the four weeks prior to the proposed sale of such shares. An aggregate of approximately 2,101,056 shares held by certain officers and directors currently are available for sale under Rule 144.

THE COMPANY DOES NOT PLAN TO PAY DIVIDENDS

         The Company has never paid any cash dividends on its Common Stock and does not currently anticipate that it will pay dividends in the foreseeable future. Instead, the Company intends to apply its earnings to the expansion and development of its business.

CHANGE IN CONTROL PROVISIONS

         The Company's Amended and Restated Articles of Incorporation (the "Restated Articles"), Amended and Restated Bylaws, and Arizona law contain provisions that may have the effect of making more difficult or delaying attempts by others to obtain control of the Company, even when those attempts may be in the best interests of shareholders. The Restated Articles also authorize the Board of Directors, without shareholder approval, to issue one or more series of preferred stock, which could have voting, liquidation, dividend, conversion, or other rights that adversely affect or dilute the voting power of the holders of Common Stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         Certain statements and information contained in or incorporated by reference into this Prospectus concerning future, proposed, and anticipated activities of the Company, certain trends with respect to the Company's revenue, operating results, capital resources, and liquidity or with respect to the markets in which the Company competes or the motorsports industry in general, and other statements contained in or incorporated by reference into this Prospectus regarding matters that are not historical facts are forward-looking statements, as such term is defined in the securities laws. Forward-looking statements, by their very nature, include risks and uncertainties, many of which are beyond the Company's control. Accordingly, actual results may differ, perhaps materially, from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include those discussed elsewhere under this "Risk Factors" section.

                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from sales of shares of Common Stock by the Selling Shareholders.

                               PRIVATE PLACEMENTS

         In August 1994, the Company issued 100,000 shares of Common Stock to F.M. Motorsports, Inc., formerly Fan Fueler, Inc., as consideration for the assets and liabilities acquired from Fan Fueler, Inc. at that time. An aggregate of 10,000 shares of Common Stock held by F.M. Motorsports, Inc. have been registered for resale pursuant to another Registration Statement to which this Prospectus relates. See "Selling Shareholders."

         In November 1996, the Company issued an aggregate of 403,361 shares of Common Stock to the sellers of Sports Image. An aggregate of 213,464 shares of Common Stock issued in connection with the acquisition of Sports Image have been registered for resale pursuant to another registration statement to which this Prospectus relates. See "Selling Shareholders" and "Description of Securities - Registration Rights."

         In January 1997, the Company issued to the sellers of Motorsport Traditions an aggregate of 342,857 shares of Common Stock as a portion of the consideration paid to acquire Motorsport Traditions. An aggregate of 70,331 shares of Common Stock issued in connection with the acquisition of Motorsport Traditions have been registered for resale pursuant to another registration statement to which this Prospectus relates. See "Selling Shareholders" and "Description of Securities - Registration Rights."

         On January 16, 1997, the Company sold an aggregate of 187,500 shares of Common Stock to Hasbro at a price of $14.50 per share. An aggregate of 57,500 shares sold to Hasbro have been registered for resale pursuant to another registration statement to which this Prospectus relates. See "Selling Shareholders" and "Description of Securities - Registration Rights."

         On October 3, 1997, the Company issued an aggregate of 34,940 shares of Common Stock to Richard R. Childress and William N. Patterson as a portion of the license fee pursuant to a license agreement entered into by the Company and Richard Childress Racing Enterprises, Inc. on that date. An aggregate of 16,000 shares issued to Messrs. Childress and Patterson have been registered for resale pursuant to another registration statement to which this Prospectus relates. See "Selling Shareholders."

         On October 27, 1998, the Company issued 35,000 shares of Common Stock to David M. Hynes in connection with the acquisition of IPG. All of the shares of Common Stock issued to Mr. Hynes are being registered for resale pursuant to the registration statement of which this Prospectus forms a part. See "Selling Shareholders."

         On November 19, 1998, the Company issued 117,235 shares of Common Stock to Roger J. Falcione and 20,688 shares of Common Stock to the Vincent D. Barletta Trust (the "Trust") in connection with the acquisition of Tech 2000. An aggregate of 25,530 shares of Common Stock issued to Mr. Falcione and the Trust are being registered for resale pursuant to the registration statement of which this Prospectus forms a part. See "Selling Shareholders."

                              SELLING SHAREHOLDERS

         The following table sets forth (i) the name of each of the Selling Shareholders, (ii) the number of shares of Common Stock beneficially owned by each such Selling Shareholder that may be offered for the account of such Selling Shareholder under this Prospectus, and (iii) the number of shares of Common Stock beneficially owned by each such Selling Shareholder upon completion of this offering. Such information was obtained from the Selling Securityholders but has not been independently verified by the Company. The term "Selling Shareholder" includes the persons listed below and their respective transferees, pledgees, donees, or other successors.

                                    SHARES BENEFICIALLY                       SHARES BENEFICIALLY
                                      OWNED PRIOR TO                             OWNED AFTER
                                        OFFERING(1)          SHARES BEING       OFFERING (1)(2)
NAME AND ADDRESS OF               -----------------------     REGISTERED     ---------------------
BENEFICIAL OWNER                  NUMBER          PERCENT     FOR SALE(2)    NUMBER        PERCENT
----------------                  ------          -------     -----------    ------        -------
Dale Earnhardt and Teresa
  Earnhardt, JTWROS(3)            200,464           1.2%        200,464           0           *
Roger J. Falcione (4)             117,235            *           21,701      95,534           *
A. Claire Wagenhals (5)            88,669            *           88,669           0           *
Hasbro, Inc. (6)                   57,500                        57,500           0           *
Jeffrey M. Gordon (7)              54,978            *           54,978           0           *
David M. Hynes (8)                 35,000            *           35,000           0           *
Joseph M. Mattes (9)               25,001            *           10,000      15,001           *
The Vincent D. Barletta Trust
  dated 1/29/71, Patricia I.
  Barletta, TTEE (10)              20,688            *            3,829      16,859           *
John S. Bickford, Sr. (11)         22,526            *           14,193       8,333           *
Richard R. Childress (12)          15,000            *           15,000           0           *
F.M. Motorsports, Inc. (13)        10,000            *           10,000           0           *
William N. Patterson                1,500            *            1,000         500           *
Donald G. Hawk, Jr. (14)            3,000            *            3,000           0           *
Kimberly Perry                        290            *              290           0           *
John S. Bickford, Jr.                 290            *              290           0           *
Brian Bell                            290            *              290           0           *
Patricia Henry                        290            *              290           0           *

----------
* Less than 1% of outstanding shares of Common Stock.

(1) Except as otherwise indicated, each person named in the table has sole voting and investment power with respect to all shares of Common Stock beneficially owned by him or her, subject to applicable community property law. The numbers and percentages shown include the shares of Common Stock actually owned as of March 1, 1999 and the shares of Common Stock which the person or group had the right to acquire within 60 days of such date. In calculating the percentage of ownership, all shares of Common Stock which the identified person or group had the right to acquire within 60 days of March 1, 1999 are deemed to be outstanding for the purpose of computing the percentage of the shares of Common Stock owned by such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of Common Stock owned by any other person.

(2) Each of the Selling Shareholders is assumed to be selling all of the shares of Common Stock registered for sale and will own no shares of Common Stock after the offering, except for 95,534, 15,001, 16,859, 8,333, and 500 shares of Common Stock to be beneficially owned by Roger
         J. Falcione, Joseph M. Mattes, The Vincent D. Barletta Trust, John S. Bickford, Sr., and William N. Patterson, respectively. The Company has no assurance that the Selling Shareholders will sell any of the securities being registered hereby.

(3) Mr. and Mrs. Earnhardt are former shareholders of Sports Image. See "Private Placements." The Company, Mr. Earnhardt, and certain of Mr. Earnhardt's affiliates are parties to various license agreements. See "Summary."

(4) Mr. Falcione is a former shareholder of Tech 2000 and currently is employed by the Company. See "Private Placements."

(5) Represents 40,000 shares of Common Stock and 48,669 shares issuable to Ms. Wagenhals upon exercise of options transferred to her in connection with the dissolution of her marriage with Tod J. Wagenhals, a director and officer of the Company. Certain of such options are not vested as of the date of this Prospectus. Such options will vest and become exercisable at various dates during 1999, 2000, and 2001, subject to cancellation upon the occurrence of certain events.

(6) The Company and Hasbro are parties to certain license agreements. See "Summary."

(7) Mr. Gordon is a former owner of Motorsport Traditions. See "Private Placements." The Company, Mr. Gordon, and certain of Mr. Gordon's affiliates are parties to various license agreements. See "Summary."

(8) Mr. Hynes is the former owner of IPG and currently is employed by the Company. See "Private Placements."

(9) Represents 10,000 shares of Common Stock and vested options to acquire 15,001 shares of Common Stock. Mr. Mattes currently is an employee of Chase and is a former officer and director of the Company.

(10) The Vincent D. Barletta Trust is a former shareholder of Tech 2000. See "Private Placements."

(11) Represents (i) 14,143 shares of Common Stock and vested options to acquire 8,333 shares of Common Stock held by Mr. Bickford; and (ii) 50 shares of Common Stock held by Mr. Bickford as custodian for Boston Reid. Mr. Bickford is an officer and director of the Company.

(12) The Company, Mr. Childress, and certain of Mr. Childress' affiliates are parties to various license agreements. See "Summary" and "Private Placements."

(13) F.M. Motorsports, Inc. is owned by Fred Miller, III, who may be deemed to be the beneficial owner of the shares held by F.M. Motorsports, Inc. See "Private Placements".

(14) Mr. Hawk is affiliated with the sellers of Sports Image and provides consulting services to the Company. See "Private Placements." Mr. Hawk is a former director of the Company.

                            DESCRIPTION OF SECURITIES

         The Company's authorized capital consists of 25,000,000 shares of Common Stock, $0.01 par value and 5,000,000 shares of serial preferred stock, no par value (the "Serial Preferred Stock"). As of March 1, 1999, 16,862,496 shares of Common Stock and no shares of Preferred Stock were issued and outstanding. An additional 1,418,234 shares of Common Stock may be issued upon exercise of options outstanding or available for issuance under the Company's stock option plans (excluding one plan currently subject to shareholder approval); an additional 25,000 shares of Common Stock may be issued upon exercise of certain outstanding warrants; and up to 2,074,688 shares of Common Stock may be issued upon conversion of the Notes. All of the issued and outstanding shares of Common Stock are fully paid and non-assessable.

COMMON STOCK

         Holders of shares of Common Stock are entitled to one vote for each share of Common Stock held of record on all matters submitted to a vote of the shareholders, other than the election of directors in which shareholders are entitled to cumulate their votes in accordance with Arizona law. Subject to the preferences of any outstanding preferred stock, each share of Common Stock is entitled to receive dividends as may be declared by the Company's Board of Directors out of funds legally available. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment in full of all creditors of the Company and the liquidation preferences of any outstanding shares of preferred stock.

SERIAL PREFERRED STOCK

         The Serial Preferred Stock may be issued in such series and denominations as deemed advisable by the Company's Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue Serial Preferred Stock with dividend, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of holders of the Common Stock. In the event of issuance, the Serial Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying, or preventing a change in control of the Company. The Company does not currently intend to issue any shares of Serial Preferred Stock.

WARRANTS

         In connection with licensing arrangements, on October 7, 1998, the Company issued to NASCAR warrants to purchase up to 25,000 shares of Common Stock at an exercise price of $28.88 per share. The warrants vest and become exercisable for 5,000 shares of Common Stock per year, beginning on October 7, 1999. The warrants expire on October 7, 2008. The shares of Common Stock underlying the warrants, when issued upon exercise and payment of the purchase price for such shares of Common Stock, will be fully paid and nonassessable. The Company will pay any transfer tax incurred as the result of the issuance of Common Stock to the holder upon exercise of the warrants. The warrants contain certain provisions that protect the purchase rights of the holder upon the occurrence of certain events, such as the merger or consolidation of the Company with or into another corporation or the sale of substantially all of the assets of the Company. The Company is not required to issue factional shares upon the exercise of the warrants. The holder will not possess any rights as a shareholder of the Company until such holder exercises the warrants. The warrants are not subject to redemption by the Company.

4-3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2005

         The Notes are general unsecured subordinated obligations of the Company, are limited to $100,000,000 in aggregate principal amount, and will mature on April 1, 2005. The Notes are convertible, at the option of the holders, into shares of Common Stock at the initial conversion price of $48.20 per share, subject to adjustments in certain events. The Notes are general unsecured obligations of the Company, subordinated in right of payment to all existing and future senior indebtedness of the Company, as defined in the Notes. The Indenture governing the Notes does not limit or prohibit the incurrence of additional indebtedness, including senior indebtedness, by the Company or its subsidiaries. The Company, at its option, may redeem the Notes in whole or in part at any time on or after April 1, 2001, at redemption prices set forth in the Indenture governing the Notes. Upon the occurrence of a "change in control" or a "termination of trading," as defined in the Indenture, the holders of the Notes will have the right to require the Company to repurchase all or any part of such holders' Notes at 100% of their principal amount, plus accrued and unpaid interest.

REGISTRATION RIGHTS

         The Company entered into registration agreements with the sellers of each of Sports Image, Motorsports Traditions, and Tech 2000. The registration agreements either required the Company to file a registration statement covering the shares issued to the sellers or grant the sellers of those entities the right to "demand" as well as "piggyback" registration rights. In connection with the sale of shares of Common Stock to Hasbro, the Company agreed to use its best efforts to file a registration statement covering such shares and to cause the registration statement to become effective and to remain effective until January 16, 2000. The Company has filed registration statements and caused those registration statements to be declared effective in order to satisfy the Company's obligations to register the shares covered by the registration agreements described above. In addition to the resale of shares of Common Stock by other Selling Shareholders, this Prospectus relates to the resale of those shares covered by the registration statements described above that have not previously been sold by the sellers of Sports Image, Motorsports Traditions, and Tech 2000 or by Hasbro. See "Selling Shareholders."

ARIZONA CORPORATE TAKEOVER ACT AND CERTAIN CHARTER PROVISIONS

         The Company is subject to the provisions of Arizona Revised Statutes
Section 10-2701 et. seq. (the "Arizona Corporate Takeover Act"). The Arizona Corporate Takeover Act and certain provisions of the Company's Restated Articles and Restated Bylaws, as summarized in the following paragraphs, may have the effect of discouraging, delaying, or preventing hostile takeovers (including those that might result in a premium over the market price of the Company's Common Stock), or discouraging, delaying, or preventing changes in control or management of the Company.

Arizona Corporate Takeover Act

         Article 1 of the Arizona Corporate Takeover Act is intended to restrict "greenmail" attempts by prohibiting the Company from purchasing any shares of its capital stock from any beneficial owner of more than 5% of the voting power of the Company (a "5% Owner") at a per share price in excess of the average market price during the 30 trading days prior to the purchase, unless (i) the 5% Owner has beneficially owned the shares to be purchased for a period of at least three years prior to the purchase; (ii) a majority of the Company's shareholders (excluding the 5% Owner, its affiliates or associates, and any officer or director of the Company) approves the purchase; or (iii) the Company makes the offer available to all holders of shares of its capital stock.

         Article 2 of the Arizona Corporate Takeover Act is intended to discourage the direct or indirect acquisition by any person of beneficial ownership of shares of the Company (other than an acquisition of shares from the Company) that would, when added to other shares of the Company beneficially owned by such person, immediately after the acquisition entitle such person to exercise or direct the exercise of (a) at least 20% but less than 33 1/3%, (b) at least 33 1/3% but less than or equal to 50%, or (c) more than 50% of the voting power of the Company's capital stock (a "Control Share Acquisition"). The Arizona Corporate Takeover Act (1) gives the shareholders of the Company other than any person that makes or proposes to make a Control Share Acquisition (the "Acquiring Person") or the Company's directors and officers the right to limit the voting power of the shares acquired by the Acquiring Person that exceed the threshold voting ranges described above, other than in the election of directors, and (2) gives the Company the right to redeem such shares from the Acquiring Person at a price equal to their fair market value under certain circumstances.

         Article 3 of the Arizona Corporate Takeover Act is intended to discourage the Company from entering into certain mergers, consolidations, share exchanges, sales or other dispositions of the Company's assets, liquidation or dissolution of the Company, reclassification of securities, stock dividends, stock splits, or other distribution of shares, and certain other transactions (each a "Business Combination") with any Interested Shareholder (as defined below) or any of the Interested Shareholder's affiliates for a period of three years after the date that the Interested Shareholder first acquired the shares of Common Stock that qualify such person as an Interested Shareholder, unless either the Business Combination or the Interested Shareholder's acquisition of shares is approved by a committee of the Company's Board of Directors (comprised of disinterested directors or other persons) prior to the date on which the Interested Shareholder first acquired the shares that qualify such person as an Interested Shareholder. In addition, Article 3 prohibits the Company from engaging in any Business Combination with an Interested Shareholder or any of the Interested Shareholder's affiliates after such three-year period unless (i) the Business Combination or acquisition of shares by the Interested Shareholder was approved by the Company's Board of Directors prior to the date on which the Interested Shareholder acquired the shares that qualified such person as an Interested Shareholder; (ii) the Business Combination is approved by the Company's shareholders (excluding the Interested Person or any of its affiliates) at a meeting called after such three-year period; or (iii) the Business Combination satisfies each of certain statutory requirements. Article 3 defines an "Interested Shareholder" as any person (other than the Company and its subsidiaries) that either (a) beneficially owns 10% or more of the voting power of the outstanding shares of the Company, or (b) is an affiliate or associate of the Company and who, at any time within the three-year period preceding the transaction, was the beneficial owner of 10% or more of the voting power of the outstanding shares of the Company.

Certain Charter Provisions

         In addition to the provisions of the Arizona Corporate Takeover Act described above, the Company's Restated Articles and Restated Bylaws contain a number of provisions relating to corporate governance and the rights of shareholders. These provisions include (a) the authority of the Board of Directors to fill vacancies on the Board of Directors; (b) the authority of the Board of Directors to issue preferred stock in series with such voting rights and other powers as the Board of Directors may determine; (c) a provision that, unless otherwise prohibited by law, special meetings of the shareholders may be called only by the President of the Company, the Board of Directors, or by holders of not fewer than 10% of all shares entitled to vote at the meeting; and
(d) a provision for cumulative voting in the election of directors, pursuant to Arizona law.

SHARES ELIGIBLE FOR FUTURE SALE

         As of March 1, 1999, the Company had 16,862,496 shares of Common Stock outstanding, of which approximately 14,373,041 shares are freely tradeable in the public market without restriction under the securities laws unless held by an "affiliate" of the Company, as that term is defined in Rule 144 under the securities laws. The approximately 2,489,455 remaining shares of Common Stock currently outstanding are "restricted securities," as that term is defined in Rule 144, and may be sold only in compliance with Rule 144, pursuant to registration under the securities laws or pursuant to an exemption therefrom. An aggregate of 516,494 of such "restricted securities" covered by this Prospectus are being registered for resale pursuant to the registration statement of which this Prospectus forms a part or have been registered for resale under another registration statement to which this Prospectus relates. Affiliates will be subject to certain of the resale limitations of Rule 144.

         In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including a person who may be deemed to be an "affiliate" of the Company as that term is defined under the securities laws, is entitled to sell, within any three-month period, a number of shares beneficially owned by such person for at least one year in such amount that does not exceed the greater of (i) one percent of the then-outstanding shares of Common Stock (approximately 168,625 shares as of March 1, 1999) or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 also are subject to certain other requirements relating to the manner of sale, notice, and the availability of current public information about the Company. However, a person who is not deemed to have been an affiliate at any time within the three months immediately prior to the date of sale, and who has beneficially owned his or her shares for at least two years is entitled to sell those shares without regard to the volume, manner of sale or notice requirements. An aggregate of approximately 2,141,000 shares currently held by certain officers and directors of the Company currently are available for sale under Rule 144. Sales of substantial amounts of Common Stock by shareholders of the Company under Rule 144 or otherwise, or even the potential for such sales, may have a depressive effect on the market price of the Common Stock.

         As of March 1, 1999, options to purchase a total of 1,154,374 shares of Common Stock were outstanding under the Company's stock option plans. The Company has filed registration statements under the securities laws to register for offer and sale the shares of Common Stock reserved for issuance pursuant to the exercise of stock options granted under its stock option plans. Shares issued upon the exercise of such stock options generally will be eligible for sale in the public market.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the Company's Common Stock is American Stock Transfer and Trust Company, New York, New York.

                              PLAN OF DISTRIBUTION

         The Company is registering hereby, or has registered under another registration statement to which this Prospectus relates, a total of 516,494 shares of currently outstanding Common Stock, all of which shares may be sold from time to time by the Selling Shareholders. As used in this Prospectus, "Selling Shareholders" includes transferees, donees, pledgees, legatees, heirs, or legal representatives that sell shares received from a named Selling Shareholder after the date of this Prospectus.

         The Selling Shareholders have advised the Company that they have not entered into any agreements, understandings, or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the Selling Shareholders. At the time a particular offering of Common Stock is made and to the extent required, the aggregate number of shares being offered, the name or names of the Selling Shareholders, and the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, concessions or commissions and other terms constituting compensation from the Selling Shareholders, and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers, will be set forth in an accompanying prospectus supplement.

         Sales of the Common Stock offered hereby may be effected by or for the account of the Selling Shareholders from time to time in transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Common Stock offered hereby directly to purchasers, through broker-dealers acting as agents for the Selling Shareholders, or to broker-dealers who may purchase such shares as principals and thereafter sell the shares from time to time in transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through a combination of such methods of sale, or otherwise. In effecting sales, broker-dealers engaged by Selling Shareholders may arrange for other broker-dealers to participate. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Common Stock offered hereby for whom such broker-dealers may act as agents or to whom they may sell as principals, or both. As to a particular broker-dealer, such compensation might be in excess of customary commissions.

         The Selling Shareholders may resell the shares of Common Stock being registered for resale hereby (i) in transactions that are exempt from registration under the Securities Act or (ii) as long as the registration statement of which this Prospectus forms a part or to which it relates is effective under the Securities Act, and as long as there is a qualification in effect under, or an available exemption from, any applicable state securities law with respect to the resale of such shares. There is no assurance that any Selling Shareholder will sell any Common Stock offered hereby, and any Selling Shareholder may transfer, devise or gift the Common Stock by other means not described in this Prospectus. For example, in addition to selling pursuant to the registration statements of which this Prospectus is a part or to which it relates, the Selling Shareholders also may sell under Rule 144. See "Description of Securities - Shares Eligible for Future Sale."

         The Selling Shareholders and any broker-dealers, agents, or underwriters that participate with the Selling Shareholders in the distribution of Common Stock offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Accordingly, the Selling Shareholders will be subject to the prospectus delivery requirements of the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of the Common Stock offered hereby and purchased by them, may be deemed to be underwriting commissions or discounts under the Securities Act. The Company will not pay any compensation to any NASD member in connection with this offering. Brokerage commissions, if any, attributable to the sale of the shares of Common Stock offered hereby will be borne by the Selling Shareholders.

         The Company will not receive any proceeds from the sale of any shares of Common Stock by the Selling Shareholders. The Company has agreed to bear all expenses (other than selling commissions) in connection with the registration and sale of the Common Stock being offered by the Selling Shareholders. The Company has agreed to indemnify certain of the Selling Shareholders against certain liabilities under the Securities Act. Each

Selling Shareholder may indemnify any broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

         To comply with the securities laws of certain jurisdictions, if applicable, the shares of Common Stock offered hereby will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock offered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualifications requirement is available and is complied with.

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Common Stock offered pursuant to this Prospectus may be limited in its ability to engage in market activities with respect to the Common Stock. Without limiting the foregoing, each Selling Shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M. Those rules and regulations may limit the timing of purchases and sales of any of the Common Stock offered by the Selling Shareholders pursuant to this Prospectus, which may affect the marketability of the Common Stock offered hereby.

         The Selling Shareholders also may pledge the shares of Common Stock being registered for resale hereby to NASD broker/dealers (each a "Pledgee") pursuant to the margin provisions of each Selling Shareholder's customer agreements with such Pledgees. Upon default by a Selling Shareholder, the Pledgee may offer and sell shares of Common Stock from time to time as described above.

                                 LEGAL OPINIONS

         The validity of the shares of Common Stock offered hereby will be passed upon for the Company by O'Connor, Cavanagh, Anderson, Killingsworth & Beshears, a professional association, Phoenix, Arizona. Certain members of such firm beneficially owned 14,000 shares of the Company's Common Stock as of the date of this Prospectus.

                                     EXPERTS

         The consolidated financial statements as of and for the year ended September 30, 1998, incorporated by reference in this Prospectus and elsewhere in the registration statement of which this Prospectus forms a part have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

         The Company has filed with the Commission a registration statement on Form S-3 under the Securities Act of 1933, with respect to the shares offered hereby. This Prospectus does not contain all the information contained in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information regarding the Company and the shares of Common Stock offered hereby, reference is made to the registration statement, including the exhibits that are a part thereof, which may be obtained upon request to the Commission and the payment of the prescribed fee. Material contained in or incorporated by reference into the registration statement may be examined at the Commission's Washington, D.C. office and copies may be obtained at the Commission's Washington, D.C. office upon payment of prescribed fees. Statements contained in or incorporated by reference into this Prospectus are not necessarily complete, and in each case reference is made to the copy of such contracts or documents filed as an exhibit to or incorporated by reference into the registration statement, each such statement being qualified by this reference.

THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY OR ON BEHALF OF THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SHARES COVERED BY THIS PROSPECTUS IN ANY JURISDICTION OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF ITS DATE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, IMPLY THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY SUBSEQUENT DATE.


                                 ---------------


                                                                            Page

Available Information.....................................................     2
Incorporation of Certain Information
   by Reference...........................................................     2
Statement Regarding Forward-Looking
   Statements.............................................................     2
Summary...................................................................     3
Risk Factors..............................................................     7
Use of Proceeds...........................................................    17
Private Placements........................................................    17
Selling Shareholders......................................................    18
Description of Securities.................................................    19
Plan of Distribution......................................................    22
Legal Opinions............................................................    24
Experts...................................................................    24
Additional Information....................................................    24








                                516,494 SHARES OF
                                  COMMON STOCK









                       ACTION PERFORMANCE COMPANIES, INC.









                                 ---------------

                               P R O S P E C T U S

                                 ---------------









                                     , 1999

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the expenses payable by the Registrant in connection with the offering described in the Registration Statement. All of the amounts shown are estimates except for the registration fee:

                                                               Amount to be Paid
                                                               -----------------
         Registration Fee...................................     $    1,436.15
         Accountants' Fees and Expenses.....................          5,000.00
         Legal Fees and Expenses............................         40,000.00
         Printing and Engraving Expenses....................          2,500.00
         Miscellaneous Fees.................................          1,063.85
                                                                 -------------
              Total.........................................     $   50,000.00
                                                                 =============

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant's Amended and Restated Articles of Incorporation (the "Restated Articles") require the Registrant to indemnify and advance expenses to any person who incurs liability or expense by reason of such person acting as a director of the Corporation, to the fullest extent allowed by the Arizona Business Corporation Act (the "Business Corporation Act"). This indemnification is mandatory with respect to directors in all circumstances in which indemnification is permitted by the Business Corporation Act, subject to the requirements of the Business Corporation Act. In addition, the Registrant may, in its sole discretion, indemnify and advance expenses, to the fullest extent allowed by the Business Corporation Act, to any person who incurs liability or expense by reason of such person acting as an officer, employee or agent of the Registrant, except where indemnification is mandatory pursuant to the Business Corporation Act, in which case the Registrant is required to indemnify to the fullest extent required by the Business Corporation Act. The effect of these provisions is described below.

Required Indemnification

         The Restated Articles and the Business Corporation Act require the Registrant to indemnify all "Outside Directors," as defined below, and officers of the Registrant who are not directors against "liability," as defined below. The Restated Articles and the Business Corporation Act also require the Registrant to indemnify against reasonable "expenses," as defined below, any director who is the prevailing party in the defense of any proceeding to which the director is a party because such person is or was a director of the Registrant. In addition, the Business Corporation Act requires the Registrant to pay expenses to Outside Directors in advance of a final disposition of the proceeding if (a) the director furnishes to the Registrant a written affirmation (an "Affirmation") of his or her good faith belief that (i) his or her conduct was in good faith, (ii) he or she reasonably believed that the conduct was in the best interests of the Registrant or at least not opposed to the Registrant's best interests, and (iii) in the case of any criminal proceeding, he or she had no reasonable cause to believe the conduct was unlawful (the "Standard of Conduct"), and (b) the director provides the Registrant with a written undertaking (an "Undertaking") to repay the advance if it ultimately is determined that the director did not meet the Standard of Conduct. However, the Business Corporation Act prohibits the Registrant from advancing expenses to an Outside Director if a court determines before payment that the director failed to meet the Standard of Conduct and a court does not otherwise authorize indemnification.

         The Restated Articles and the Business Corporation Act also require the Registrant to indemnify a director who is not an Outside Director against liability, but only if the Registrant is authorized in the specific case after a determination has been made by either (1) a majority of the members of the Board of Directors who are not at the time parties to the proceeding, (2) special legal counsel, or (3) the shareholders of the Registrant (excluding shares owned by or voted under the control of directors who are at the time parties to the proceeding) that the director has met the Standard of Conduct (a "Determination"). In addition, the Business Corporation Act prohibits the Registrant from indemnifying a director who is not an Outside Director in connection with a proceeding by or in the right of the Registrant in which the director is adjudged liable to the Registrant, or in connection with a proceeding in which the director was adjudged liable on the basis that the director improperly received a personal benefit. As permitted by the Business Corporation Act, the Restated Articles also require the Registrant to pay for or reimburse the reasonable expenses of a director who is not an Outside Director in advance of the final disposition of a proceeding if the director furnishes the Registrant with an Affirmation, an Undertaking, and a Determination is made that the facts then known to the persons making the Determination would not preclude indemnification under the Business Corporation Act.

Optional Indemnification

         Except for situations where the Registrant is required to indemnify its officers who are not also directors against liability, as described above, the Restated Articles and the Business Corporation Act permit the Registrant, in its sole discretion, to indemnify against liability and advance expenses to any officer, employee, or agent who is not a director to the same extent as to a director. However, the Business Corporation Act prohibits the Registrant from indemnifying such persons against liability unless a Determination is made that indemnification is permissible because the person has met the Standard of Conduct. The Business Corporation Act permits the Registrant to pay for or reimburse expenses to an officer, employee, or agent who is not a director in advance of a final disposition of the proceeding, but only if the person furnishes to the Registrant an Affirmation and an Undertaking, and a Determination is made that the facts then known to the persons making the Determination would not otherwise preclude indemnification.

Court Ordered Indemnification

         The Restated Articles and the Business Corporation Act permit a director or officer of the Registrant to apply to a court for indemnification, in which case the court may, subject to certain conditions, order the Registrant to indemnify such person for part or all of the person's liability and expenses.

Definitions

         The Business Corporation Act defines "Outside Director" to mean a director who, when serving as a director, was not an officer, employee or holder of more than 5% of the outstanding shares of any class of stock of the Registrant. "Liability" under the Business Corporation Act means the obligation to pay a judgment, settlement, penalty or fine, including an excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding and includes obligations and expenses that have not yet been paid by the indemnified person but that have been or may be incurred. The Business Corporation Act defines "expenses" as attorney fees and all other costs and expenses reasonably related to a proceeding.

ITEM 16. EXHIBITS

Exhibit
Number                               Exhibit
------                               -------

1.0         Form of Underwriting Agreement(1)

3.1         First Amended and Restated Articles of Incorporation of
            Registrant(2)

3.2         Amended and Restated Bylaws of Registrant(2)

4.1         Form of Certificate of Common Stock(3)

4.2 Indenture dated as of March 24, 1998, between Action Performance Companies, Inc. and First Union National Bank, as Trustee, including forms of Notes(4)

5.1 Opinion of O'Connor, Cavanagh, Anderson, Killingsworth & Beshears, a professional association

10.4.2      1993 Stock Option Plan, as amended and restated through January 16,
            1997(5)

10.8 Form of Indemnification Agreement entered into with the Directors of the Registrant(3)

10.21       Lease between the Company and F.W. Investments dated January 1,
            1994(6)

10.27 Manufacturing Agreement between the Company and Early Light International (Holdings) Ltd. dated December 5, 1994(7)

10.33 Asset Purchase Agreement dated as of November 7, 1996, among Action Performance Companies, Inc., SII Acquisition, Inc., Sports Image, Inc., and R. Dale Earnhardt and Teresa H. Earnhardt(8)

10.34 Promissory Note dated November 7, 1996, in the principal amount of $24,000,000 issued by SII Acquisition, Inc., as Maker, to Sports Image, Inc., as Payee, together with Guarantee of Action Performance Companies, Inc.(8)

10.35 Security Agreement dated November 7, 1996, between Sports Image, Inc. and SII Acquisition, Inc.(8)

10.36 Registration Agreement dated as of November 7, 1996, among Action Performance Companies, Inc., Sports Image, Inc., and R. Dale Earnhardt and Teresa H. Earnhardt(8)

10.37 License Agreement dated as of November 7, 1996, among SII Acquisition, Inc., Dale Earnhardt, and Action Performance Companies, Inc.(8)

10.39 Asset Purchase Agreement dated as of January 1, 1997, among Action Performance Companies, Inc., MTL Acquisition, Inc., Motorsport Traditions Limited Partnership, Midland Leasing, Inc., and Motorsports By Mail, Inc.(9)

10.40 Exchange Agreement dated as of January 1, 1997, among Action Performance Companies, Inc., Kenneth R. Barbee, and Jeffery M. Gordon(9)

10.41 Promissory Note dated January 1, 1997, in the principal amount of $1,600,000 issued by MTL Acquisition, Inc., as Maker, to Motorsport Traditions Limited Partnership, as Payee, together with Guarantee of Action Performance Companies, Inc.(9)

10.42 Note Purchase Agreement dated as of January 2, 1997, among Action Performance Companies, Inc., Jefferson-Pilot Life Insurance Company, Alexander Hamilton Life Insurance Company of America, and First Alexander Hamilton Life Insurance Company, together with form of Note, form of Subsidiary Guaranty, and form of Subsidiary Joinder(9)

10.42A First Amendment dated as of March 18, 1998 to Note Purchase Agreement dated as of January 2, 1997, among Action Performance Companies, Inc., Jefferson-Pilot Life Insurance Company, Alexander Hamilton Life Insurance Company of America, and First Alexander Hamilton Life Insurance Company(4)

10.43 Credit Agreement dated as of January 2, 1997, among Action Performance Companies, Inc., Sports Image, Inc., MTL Acquisition, Inc., and First Union National Bank of North Carolina(9)

10.43A Amendment and Consent to Credit Agreement dated March 18, 1998, by and among Action Performance Companies, Inc., various subsidiary guarantees, and First Union National Bank of North Carolina(4)

10.43B Amended and Restated Credit Agreement dated as of August 5, 1998, among Action Performance Companies, Inc., certain subsidiaries and affiliates, as guarantors, and First Union National Bank(10)

10.44 Registration Agreement dated as of January 1, 1997, among Action Performance Companies, Inc., Motorsport Traditions Limited Partnership, Midland Leasing, Inc., and Motorsports By Mail, Inc.(9)

10.45 Registration Agreement dated as of January 1, 1997, among Action Performance Companies, Inc., Kenneth R. Barbee, and Jeffery M. Gordon(9)

10.46 Employment Agreement dated as of January 1, 1997, between Action Performance Companies, Inc. and Kenneth R. Barbee(9)

10.47 Consulting Agreement dated as of January 1, 1997, between Action Performance Companies, Inc. and John Bickford(9)

10.48 Common Stock Purchase Agreement dated January 16, 1997, between Hasbro, Inc. and Action Performance Companies, Inc.(11)

10.49 Standard Form Industrial Lease dated April 8, 1997, between Hewson/Breckner-Baseline, L.L.C. and Action Performance Companies, Inc.(12)

10.50 Lease Agreement dated July 9, 1997, by and between Performance Park Partners, LLC and Sports Image, Inc.(12)

10.51 Asset Purchase Agreement dated as of December 19, 1997, between Action Performance Companies, Inc. and Revell-Monogram, Inc.(13)

10.52       1998 Non-qualified Stock Option Plan(4)

10.53 Purchase Agreement dated March 18, 1998 among Action Performance Companies, Inc., NationsBanc Montgomery Securities LLC, CIBC Oppenheimer Corp., EVEREN Securities, Inc. and Piper Jaffray Inc.(4)

10.54 Registration Rights Agreement dated march 24, 1998, by and among Action Performance Companies, Inc., NationsBanc Montgomery Securities LLC, CIBC Oppenheimer Corp., EVEREN Securities, Inc., and Piper Jaffray Inc.(4)

10.55 Common Stock Purchase Warrant dated October 7, 1998, issued to the National Association for Stock Car Auto Racing, Inc.(14)

21.1        List of Subsidiaries of Action Performance Companies, Inc.(10)

23.1        Consent of Arthur Andersen LLP

23.2 Consent of O'Connor, Cavanagh, Anderson, Killingsworth & Beshears, a professional association (included in Exhibit 5.1)

24.1 Power of Attorney of Directors and Executive Officers (included on the signature page of the Registration Statement)

25.1 Statement of Eligibility of Trustee under the Trust Indenture Act of 1939 on Form T-1(15)

----------
(1) Incorporated by reference to the Registrant's Registration Statement on Form S-3 and Amendment No. 1 thereto (Registration No. 333-27485).

(2) Incorporated by reference to the Registrant's Form 10-QSB for the quarter ended March 31, 1996, as filed with the Securities and Exchange Commission on May 2, 1996.

(3) Incorporated by reference to the Registrant's Registration Statement on Form SB-2 and amendments thereto (Registration No. 33-57414-LA).

(4) Incorporated by reference to the Registrant's Form 10-Q for the quarter ended March 31, 1998, as filed with the Securities and Exchange Commission on May 15, 1998.

(5) Incorporated by reference to the Registrant's Form 10-Q for the quarter ended March 31, 1997, as filed with the Securities and Exchange Commission on May 15, 1997.

(6) Incorporated by reference to the Registrant's Form 10-QSB for the quarter ended March 31, 1994, as filed with the Securities and Exchange Commission on May 16, 1994.

(7) Incorporated by reference to the Registrant's Form 10-KSB for the year ended September 30, 1994, as filed with the Securities and Exchange Commission on December 22, 1994.

(8) Incorporated by reference to the Registrant's Form 8-K filed with the Securities and Exchange Commission on November 22, 1996, as amended by Form 8-K/A filed on January 13, 1997.

(9) Incorporated by reference to the Registrant's Form 8-K filed with the Securities and Exchange Commission on January 23, 1997, as amended by Form 8-K/A filed on February 24, 1997.

(10) Incorporated by reference to the Registrant's Form 10-K for the year ended September 30, 1998, as filed with the Securities and Exchange Commission on December 29, 1998, as amended by Forms 10-K/A filed on January 7, 1999 and January 28, 1999.

(11) Incorporated by reference to the Registrant's Registration Statement on Form S-3 (Registration No. 333-22943).

(12) Incorporated by reference to the Registrant's Form 10-K for the year ended September 30, 1997, as filed with the Securities and Exchange Commission on December 22, 1997.

(13) Incorporated by reference to the Registrant's Registration Statement on Form S-3 (Registration No. 333-45991).

(14) Incorporated by reference to the Registrant's Form 10-Q for the quarter ended December 31, 1998, as filed with the Securities and Exchange Commission on February 16, 1999.

(15) Incorporated by reference to the Registrant's Registration Statement on Form S-3 (Registration No. 333-53413).

ITEM 17. UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, provided, however, that clauses (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Phoenix, Arizona, on the 25th day of February, 1999.

                                 ACTION PERFORMANCE COMPANIES, INC.



                                 By: /s/ Fred W. Wagenhals
                                     -------------------------------------------
                                     Fred W. Wagenhals
                                     Chairman of the Board, President, and Chief
                                     Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints jointly and severally, Fred W. Wagenhals and Christopher S. Besing and each one of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement, and to sign any registration statement and amendments thereto for the same offering pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all which said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do, or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                               Capacity                                           Date
---------                               --------                                           ----
/s/ Fred W. Wagenhals         Chairman of the Board, President, and Chief            February 25, 1999
-------------------------     Executive Officer (Principal Executive Officer)
Fred W. Wagenhals

/s/ Tod J. Wagenhals          Executive Vice President, Secretary, and Director      February 25, 1999
-------------------------
Tod J. Wagenhals

/s/ Christopher S. Besing     Vice President, Chief Financial Officer, Treasurer,    February 25, 1999
-------------------------     and Director (Principal Financial Officer)
Christopher S. Besing

/s/ David A. Husband          Vice President and Chief Accounting Officer            February 25, 1999
-------------------------     (Principal Accounting Officer)
David A. Husband

/s/ Melodee L. Volosin        Vice President - Wholesale Division and Director       February 25, 1999
-------------------------
Melodee L. Volosin

/s/ John S. Bickford, Sr.     Vice President - Strategic Alliances and Director      February 25, 1999
-------------------------
John S. Bickford, Sr.

/s/ Paul G. Lang              Managing Director of MiniChamps and Director           February 25, 1999
-----------------------
Paul G. Lang

/s/ Jack M. Lloyd             Director                                               February 25, 1999
-----------------------
Jack M. Lloyd

/s/ Robert H. Manschot        Director                                               February 25, 1999
-----------------------
Robert H. Manschot

/s/ Edward J. Bauman          Director                                               February 25, 1999
-----------------------
Edward J. Bauman

                                  Exhibit Index

Exhibit
Number                               Exhibit
------                               -------

1.0         Form of Underwriting Agreement(1)

3.1         First Amended and Restated Articles of Incorporation of
            Registrant(2)

3.2         Amended and Restated Bylaws of Registrant(2)

4.1         Form of Certificate of Common Stock(3)

4.2 Indenture dated as of March 24, 1998, between Action Performance Companies, Inc. and First Union National Bank, as Trustee, including forms of Notes(4)

5.1 Opinion of O'Connor, Cavanagh, Anderson, Killingsworth & Beshears, a professional association

10.4.2      1993 Stock Option Plan, as amended and restated through January 16,
            1997(5)

10.8 Form of Indemnification Agreement entered into with the Directors of the Registrant(3)

10.21       Lease between the Company and F.W. Investments dated January 1,
            1994(6)

10.27 Manufacturing Agreement between the Company and Early Light International (Holdings) Ltd. dated December 5, 1994(7)

10.33 Asset Purchase Agreement dated as of November 7, 1996, among Action Performance Companies, Inc., SII Acquisition, Inc., Sports Image, Inc., and R. Dale Earnhardt and Teresa H. Earnhardt(8)

10.34 Promissory Note dated November 7, 1996, in the principal amount of $24,000,000 issued by SII Acquisition, Inc., as Maker, to Sports Image, Inc., as Payee, together with Guarantee of Action Performance Companies, Inc.(8)

10.35 Security Agreement dated November 7, 1996, between Sports Image, Inc. and SII Acquisition, Inc.(8)

10.36 Registration Agreement dated as of November 7, 1996, among Action Performance Companies, Inc., Sports Image, Inc., and R. Dale Earnhardt and Teresa H. Earnhardt(8)

10.37 License Agreement dated as of November 7, 1996, among SII Acquisition, Inc., Dale Earnhardt, and Action Performance Companies, Inc.(8)

10.39 Asset Purchase Agreement dated as of January 1, 1997, among Action Performance Companies, Inc., MTL Acquisition, Inc., Motorsport Traditions Limited Partnership, Midland Leasing, Inc., and Motorsports By Mail, Inc.(9)

10.40 Exchange Agreement dated as of January 1, 1997, among Action Performance Companies, Inc., Kenneth R. Barbee, and Jeffery M. Gordon(9)

10.41 Promissory Note dated January 1, 1997, in the principal amount of $1,600,000 issued by MTL Acquisition, Inc., as Maker, to Motorsport Traditions Limited Partnership, as Payee, together with Guarantee of Action Performance Companies, Inc.(9)

10.42 Note Purchase Agreement dated as of January 2, 1997, among Action Performance Companies, Inc., Jefferson-Pilot Life Insurance Company, Alexander Hamilton Life Insurance Company of America, and First Alexander Hamilton Life Insurance Company, together with form of Note, form of Subsidiary Guaranty, and form of Subsidiary Joinder(9)

10.42A First Amendment dated as of March 18, 1998 to Note Purchase Agreement dated as of January 2, 1997, among Action Performance Companies, Inc., Jefferson-Pilot Life Insurance Company, Alexander Hamilton Life Insurance Company of America, and First Alexander Hamilton Life Insurance Company(4)

10.43 Credit Agreement dated as of January 2, 1997, among Action Performance Companies, Inc., Sports Image, Inc., MTL Acquisition, Inc., and First Union National Bank of North Carolina(9)

10.43A Amendment and Consent to Credit Agreement dated March 18, 1998, by and among Action Performance Companies, Inc., various subsidiary guarantees, and First Union National Bank of North Carolina(4)

10.43B Amended and Restated Credit Agreement dated as of August 5, 1998, among Action Performance Companies, Inc., certain subsidiaries and affiliates, as guarantors, and First Union National Bank(10)

10.44 Registration Agreement dated as of January 1, 1997, among Action Performance Companies, Inc., Motorsport Traditions Limited Partnership, Midland Leasing, Inc., and Motorsports By Mail, Inc.(9)

10.45 Registration Agreement dated as of January 1, 1997, among Action Performance Companies, Inc., Kenneth R. Barbee, and Jeffery M. Gordon(9)

10.46 Employment Agreement dated as of January 1, 1997, between Action Performance Companies, Inc. and Kenneth R. Barbee(9)

10.47 Consulting Agreement dated as of January 1, 1997, between Action Performance Companies, Inc. and John Bickford(9)

10.48 Common Stock Purchase Agreement dated January 16, 1997, between Hasbro, Inc. and Action Performance Companies, Inc.(11)

10.49 Standard Form Industrial Lease dated April 8, 1997, between Hewson/Breckner-Baseline, L.L.C. and Action Performance Companies, Inc.(12)

10.50 Lease Agreement dated July 9, 1997, by and between Performance Park Partners, LLC and Sports Image, Inc.(12)

10.51 Asset Purchase Agreement dated as of December 19, 1997, between Action Performance Companies, Inc. and Revell-Monogram, Inc.(13)

10.52       1998 Non-qualified Stock Option Plan(4)

10.53 Purchase Agreement dated March 18, 1998 among Action Performance Companies, Inc., NationsBanc Montgomery Securities LLC, CIBC Oppenheimer Corp., EVEREN Securities, Inc. and Piper Jaffray Inc.(4)

10.54 Registration Rights Agreement dated march 24, 1998, by and among Action Performance Companies, Inc., NationsBanc Montgomery Securities LLC, CIBC Oppenheimer Corp., EVEREN Securities, Inc., and Piper Jaffray Inc.(4)

10.55 Common Stock Purchase Warrant dated October 7, 1998, issued to the National Association for Stock Car Auto Racing, Inc.(14)

21.1        List of Subsidiaries of Action Performance Companies, Inc.(10)

23.1        Consent of Arthur Andersen LLP

23.2 Consent of O'Connor, Cavanagh, Anderson, Killingsworth & Beshears, a professional association (included in Exhibit 5.1)

24.1 Power of Attorney of Directors and Executive Officers (included on the signature page of the Registration Statement)

25.1 Statement of Eligibility of Trustee under the Trust Indenture Act of 1939 on Form T-1(15)

----------
(1) Incorporated by reference to the Registrant's Registration Statement on Form S-3 and Amendment No. 1 thereto (Registration No. 333-27485).

(2) Incorporated by reference to the Registrant's Form 10-QSB for the quarter ended March 31, 1996, as filed with the Securities and Exchange Commission on May 2, 1996.

(3) Incorporated by reference to the Registrant's Registration Statement on Form SB-2 and amendments thereto (Registration No. 33-57414-LA).

(4) Incorporated by reference to the Registrant's Form 10-Q for the quarter ended March 31, 1998, as filed with the Securities and Exchange Commission on May 15, 1998.

(5) Incorporated by reference to the Registrant's Form 10-Q for the quarter ended March 31, 1997, as filed with the Securities and Exchange Commission on May 15, 1997.

(6) Incorporated by reference to the Registrant's Form 10-QSB for the quarter ended March 31, 1994, as filed with the Securities and Exchange Commission on May 16, 1994.

(7) Incorporated by reference to the Registrant's Form 10-KSB for the year ended September 30, 1994, as filed with the Securities and Exchange Commission on December 22, 1994.

(8) Incorporated by reference to the Registrant's Form 8-K filed with the Securities and Exchange Commission on November 22, 1996, as amended by Form 8-K/A filed on January 13, 1997.

(9) Incorporated by reference to the Registrant's Form 8-K filed with the Securities and Exchange Commission on January 23, 1997, as amended by Form 8-K/A filed on February 24, 1997.

(10) Incorporated by reference to the Registrant's Form 10-K for the year ended September 30, 1998, as filed with the Securities and Exchange Commission on December 29, 1998, as amended by Forms 10-K/A filed on January 7, 1999 and January 28, 1999.

(11) Incorporated by reference to the Registrant's Registration Statement on Form S-3 (Registration No. 333-22943).

(12) Incorporated by reference to the Registrant's Form 10-K for the year ended September 30, 1997, as filed with the Securities and Exchange Commission on December 22, 1997.

(13) Incorporated by reference to the Registrant's Registration Statement on Form S-3 (Registration No. 333-45991).

(14) Incorporated by reference to the Registrant's Form 10-Q for the quarter ended December 31, 1998, as filed with the Securities and Exchange Commission on February 16, 1999.

(15) Incorporated by reference to the Registrant's Registration Statement on Form S-3 (Registration No. 333-53413).